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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1*)

                        American Shared Hospital Services
                     ----------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
                     ----------------------------------------
                         (Title of Class of Securities)

                                   029595 10 5
                     ----------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
                     ----------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)
       [X] Rule 13d-1(c)
       [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.:   029595 10 5
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1. Names of Reporting Persons: Seth W. Hamot I.R.S. Identification Nos. of
   above persons (entities only).

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)
(b)
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3.   SEC Use Only

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4. Citizenship or Place of Organization: United States citizen

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Number of          5.  Sole Voting Power:      316,700 (as of March 17, 2003)
Shares             -----------------------------------------------------------
Beneficially       6.  Shared Voting Power:    -0-
Owned by           -----------------------------------------------------------
Each Reporting     7.  Sole Dispositive Power: 316,700 (as of March 17, 2003)
Person With        -----------------------------------------------------------
                   8.  Shared Dispositive Power: -0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person:

         316,700 (as of March 17, 2003)

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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions):______

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11. Percent of Class Represented by Amount in Row (9): 8.4%

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12. Type of Reporting Person (See Instructions): HC

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CUSIP No.:   029595 10 5
------------------------------------------------------------------------------
1. Names of Reporting Persons: Costa Brava Partnership III L.P. I.R.S. Identification Nos. of above persons (entities only). 04-3387028

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2. Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)
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3. SEC Use Only

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4. Citizenship or Place of Organization: A Delaware limited partnership

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Number of         5. Sole Voting Power:     316,700 (as of March 17, 2003)
Shares            ------------------------------------------------------------
Beneficially      6. Shared Voting Power:     -0-
Owned by          ------------------------------------------------------------
Each Reporting    7. Sole Dispositive Power: 316,700 (as of March 17, 2003)
Person With       ------------------------------------------------------------
                  8. Shared Dispositive Power: -0-

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

           316,700 (as of March 17, 2003)

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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions):______

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11. Percent of Class Represented by Amount in Row (9): 8.4%

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12. Type of Reporting Person (See Instructions): PN

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CUSIP No.:   029595 10 5
------------------------------------------------------------------------------
1. Names of Reporting Persons: Roark, Rearden & Hamot LLC I.R.S.
   Identification Nos. of above persons (entities only): 10-0000708

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)
(b)

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3. SEC Use Only

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4. Citizenship or Place of Organization: A Delaware limited liability company

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Number of         5.  Sole Voting Power:     316,700 (as of March 17, 2003)
Shares            ------------------------------------------------------------
Beneficially      6.  Shared Voting Power:     -0-
Owned by          ------------------------------------------------------------
Each Reporting    7.  Sole Dispositive Power: 316,700 (as of March 17, 2003)
Person With       ------------------------------------------------------------
                  8. Shared Dispositive Power: -0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person:

         316,700 (as of March 17, 2003)

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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions):______

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11. Percent of Class Represented by Amount in Row (9): 8.4%

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12. Type of Reporting Person (See Instructions): OO - Other

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Item 1.       (a) Name of Issuer:
                               American Shared Hospital Services

              (b) Address of Issuer's Principal Executive Offices:
                               Embarcadero Center

                               Suite 3700
                               San Francisco, CA 94111

Item 2.

  (a) Name of Person Filing:

                Seth W. Hamot is the president of Roark, Reardon &
     Hamot LLC, which is the general partner of Costa Brava
     Partnership III L.P. All of the shares of common stock that were beneficially owned by the reporting persons were held by Costa Brava Partnership III L.P.

  (b) Address of Principal Business Office or, if None, Residence:

                The principal business address of each of Seth Hamot, Roark, Rearden & Hamot LLC and Costa Brava Partnership III L.P. is 68 Harvard Street, 3rd Floor, Brookline, MA 02445.

  (c) Citizenship:

                Seth W. Hamot is a United States citizen. Costa Brava Partnership III L.P. is a Delaware limited partnership. Roark, Rearden & Hamot LLC is a Delaware limited liability company.

  (d) Title of Class of Securities:

                Common Stock, No Par Value

  (e) CUSIP Number:

                029595 10 5

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
        78c).
(d) [ ] Investment company registered under section 8 of the Investment
        Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) through (c):

              The information requested hereunder is set forth in Items 5 through 9 and 11 of the cover pages to this Amendment No. 1 to
              Schedule 13G.

Item 5.  Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

              Not applicable.

Item 8.  Identification and Classification of Members of the Group
              Not applicable.

Item 9.  Notice of Dissolution of Group
              Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      March 28, 2003
                                            ------------------------------------
                                            Date

                                            /s/  Seth W. Hamot
                                            ------------------------------------
                                            Signature

                                            Seth W. Hamot
                                            ------------------------------------
                                            Name

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).



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                                 EXHIBIT INDEX

Exhibit 1  Agreement Regarding the Joint Filing of Schedule 13G